EXHIBIT 10.5

SECOND AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

of

ROCKET LIMITED PARTNERSHIP

Dated as of June 30, 2025

TABLE OF CONTENTS

i

Schedule A Partner Schedule

ii

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) OF ROCKET LIMITED PARTNERSHIP, a Michigan limited partnership (the “Partnership”), dated as of June 30, 2025, by and between Rocket GP, LLC, a Michigan limited liability company (“Merger Sub 2”) and Rocket LP, LLC, a Michigan limited liability company (“Rocket Sub”).

W I T N E S S E T H:

WHEREAS, the Partnership originally was formed pursuant to the certificate of limited partnership filed with the Department of Licensing and Regulatory Affairs, Corporations, Securities and Commercial Licensing Bureau of the State of Michigan (the “Michigan LARA”) on March 21, 2025;

WHEREAS, Merger Sub 2 and Rocket, LLC, a Michigan limited liability company (“Holdings”) entered into the initial Limited Partnership Agreement of the Partnership, dated as of March 21, 2025 (the “Initial Partnership Agreement”);

WHEREAS, on June 30, 2025, Holdings merged with and into the Partnership, following which the separate existence of Holdings ceased and the Partnership continued as the surviving entity (the “Pre-Closing Conversion”);

WHEREAS, Merger Sub 2, Rocket Sub, Rock Holdings, Inc., a Michigan corporation and Daniel Gilbert entered into the Amended and Restated Limited Partnership Agreement, dated as of June 30, 2025 (the “Amended and Restated Limited Partnership Agreement”); and

WHEREAS, the parties desire to enter into this Agreement and make the modifications hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereby agree to amend and restate the Amended and Restated Limited Partnership Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01        Definitions.

(a)               The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Partner” means any Person admitted as a Partner of the Partnership pursuant to Section 3.02 in connection with the new issuance of Units to such Person.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Partner nor any Affiliate of any Partner shall be deemed to be an Affiliate of any other Partner or any of its Affiliates solely by virtue of such Partners’ Units.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Regulatory Agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Detroit, Michigan are authorized or required by Applicable Law to close.

“Capital Account” means the capital account established and maintained for each Partner pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Partnership.

“Carrying Value” means with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)       The initial Carrying Value of any such Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property, as reasonably determined by the General Partner;

(ii)       The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 5.02(c);

(iii)       The Carrying Value of any item of such Properties distributed to any Partner shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such Property on the date of distribution as reasonably determined by the General Partner; and

(iv)       The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss”; provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Carrying Value of such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2

“Control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.

“Covered Person” means (i) each Partner or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of a Partner or an Affiliate thereof, in all cases in such capacity and (iii) each officer, director, shareholder (other than any public shareholder of RocketCo that is not a Partner), member, partner, employee, representative, agent or trustee of the General Partner, Merger Sub 2 (in the event Merger Sub 2 is not the General Partner), RocketCo, the Partnership or an Affiliate controlled thereby, in all cases in such capacity.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Equity Securities” means, with respect to any Person, any (i) membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fiscal Year” means the Partnership’s fiscal year, which shall initially be the calendar year and which may be changed from time to time as determined by the General Partner.

“General Partner” means (i) Merger Sub 2 so long as Merger Sub 2 has not withdrawn as the General Partner pursuant to Section 7.02 and (ii) any successor thereof appointed as General Partner in accordance with Section 7.02.

“General Partnership Interests” means the interests in the Partnership issued to and owned by the General Partner.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

3

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Limited Partnership Interests” means the interests in the Partnership issued to and owned by the Partners, other than the General Partner.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)       Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii)       Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii)       In the event the Carrying Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss;

(iv)       Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v)       In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation; and

(vi)       To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment

4

increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss.

“Partner” means any Person named as a Partner of the Partnership on the Partner Schedule and the books and records of the Partnership, as the same may be amended from time to time to reflect any Person admitted as an Additional Partner or a Substitute Partner, for so long as such Person continues to be a Partner of the Partnership.

“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).

“Partnership Units” means the General Partnership Interests and the Limited Partnership Interests.

“Percentage Interest” means, with respect to any Partner, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Partnership Units owned of record thereby and (ii) the denominator of which is the aggregate number of Partnership Units issued and outstanding. The sum of the outstanding Percentage Interests of all Partners shall at all times equal 100%.

“Person” means any individual, corporation, partnership, unincorporated association or other entity.

“Prime Rate” means the rate of interest from time to time identified by JP Morgan Chase, N.A. as being its “prime” or “reference” rate.

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“Regulatory Agency” means the SEC, FINRA and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Partnership or any of its Subsidiaries.

“Relative Percentage Interest” means, with respect to any Partner relative to another Partner or Partners, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Partner; and the denominator of which is (x) the Percentage Interest of such Partner plus (y) the aggregate Percentage Interest of such other Partner or Partners.

“RocketCo” means Rocket Companies, Inc., a Delaware corporation.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of

5

the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Partner” means any Person admitted as a Partner of the Partnership pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Transfer” of a Unit means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such Unit or any legal or beneficial interest in such Unit, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of Applicable Law; provided, however, that the following shall not be considered a “Transfer”: (i) the pledge of Units by a Partner that creates a mere security interest in such Units pursuant to a bona fide loan or indebtedness transaction so long as such Partner continues to exercise sole voting control over such pledged Units; provided, however, that a foreclosure on such Units or other similar action by the pledgee shall constitute a “Transfer”; or (ii) the fact that the spouse of any Partner possesses or obtains an interest in such Partner’s Units arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such Units. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“Units” means Partnership Units or any other class of Limited Partnership Interests or General Partnership Interests designated by the Partnership after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences or special rights set forth or referenced in this Agreement, and the limited partnership interests of the Partnership represented by such type, class or series of Units shall be determined in accordance with such designations, preferences or special rights.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreed-Upon Venues	Section 11.05(a)
Agreement	Preamble
Amended and Restated Limited Partnership Agreement	Recitals
Confidential Information	Section 11.10(b)
Controlled Entities	Section 9.02(e)
Dissolution Event	Section 10.01(c)
e-mail	Section 11.03
Expenses	Section 9.02(e)

6

Holdings	Recitals
Imputed Underpayment Amount	Section 6.01(b)
Indemnification Sources	Section 9.02(e)
Indemnitee-Related Entities	Section 9.02(e)(i)
Initial Partnership Agreement	Recitals
Jointly Indemnifiable Claims	Section 9.02(e)(ii)
Merger Sub 2	Preamble
Michigan LARA	Recitals
Officers	Section 7.05(a)
Partner Parties	Section 11.10(a)
Partner Schedule	Section 3.01(a)
Partnership	Preamble
Pre-Closing Conversion	Recitals
Process Agent	Section 11.05(b)
Revaluation	Section 5.02(c)
Rocket Sub	Preamble
Withholding Advances	Section 5.06(b)

Section 1.02        Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. As used in this Agreement, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Relative Percentage Interests of the Partners subject to such determination. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Partners, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Partners. Except to the extent otherwise

7

expressly provided herein, all references to any Partner shall be deemed to refer solely to such Person in its capacity as such Partner and not in any other capacity.

ARTICLE II

THE PARTNERSHIP

Section 2.01        Formation. The Partnership was formed upon the filing of the Certificate of Limited Partnership of the Partnership with the Michigan LARA on March 21, 2025. The General Partner or an “authorized agent” within the meaning of the Michigan Act shall file and record any amendments or restatements to the Certificate of Limited Partnership of the Partnership and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Michigan and of any other jurisdiction in which the Partnership may conduct business. The authorized agent or representative shall, on request, provide any Partner with copies of each such document as filed and recorded. The Partners hereby agree that the Partnership and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Michigan Act.

Section 2.02        Name. The name of the Partnership shall be Rocket Limited Partnership; provided that the General Partner may change the name of the Partnership to such other name as the General Partner shall determine, provided that such change is made in accordance with the requirements of the Michigan Act and subject to the approval of the Partners as provided for in the Michigan Act. The General Partner or an authorized agent, and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the General Partner, may be necessary or advisable to effect such change.

Section 2.03        Term. The Partnership shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article X.

Section 2.04        Registered Agent and Registered Office. The name of the registered agent of the Partnership for service of process on the Partnership in the State of Michigan shall be C T Corporation System, and the address of such registered agent and the address of the registered office of the Partnership in the State of Michigan shall be C T Corporation System, 40600 Ann Arbor Road East, Suite 201, Plymouth, Michigan 48170. Such office and such agent may be changed to such place within the State of Michigan and any successor registered agent, respectively, as may be determined from time to time by the General Partner in accordance with the Michigan Act.

Section 2.05        Purposes. The primary business and purpose of the Partnership shall be to engage in such activities related to the mortgage, real estate and personal finance or other related businesses.

Section 2.06        Powers of the Partnership. The Partnership shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

8

Section 2.07        Partnership Tax Status. The Partners intend that the Partnership shall be treated as a partnership for federal, state and local income tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof.

Section 2.08        Regulation of Internal Affairs. The internal affairs of the Partnership and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the General Partner.

Section 2.09        Ownership of Property. Legal title to all Property, conveyed to, or held by the Partnership or its Subsidiaries shall reside in the Partnership or its Subsidiaries and shall be conveyed only in the name of the Partnership or its Subsidiaries and no Partner or any other Person, individually, shall have any ownership of such Property.

Section 2.10        Subsidiaries. The Partnership shall cause the business and affairs of each of the Subsidiaries to be managed by the General Partner in accordance with and in a manner consistent with this Agreement.

ARTICLE III

UNITS; PARTNERS; BOOKS AND RECORDS; REPORTS

Section 3.01        Units; Admission of Partners.

(a)               As of the date hereof, the number of Partnership Units held by each Partner is as set forth on Schedule A (the “Partner Schedule”). The Partner Schedule shall be maintained by the General Partner on behalf of the Partnership in accordance with this Agreement and, upon any subsequent update to the Partner Schedule, the General Partner shall promptly deliver a copy of such updated Partner Schedule to each Partner. When any Units or other Equity Securities of the Partnership are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Partner Schedule shall be amended by the General Partner to reflect such issuance, repurchase, redemption or Transfer, the admission of additional or substitute Partners and the resulting Percentage Interest of each Partner. Following the date hereof, no Person shall be admitted as a Partner and no additional Units shall be issued except as expressly provided herein.

(b)               The General Partner may cause the Partnership to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series and having the designations, preferences or special rights as may be determined the General Partner. Such Units or other Equity Securities may be issued pursuant to such agreements as the General Partner shall approve, with respect to Persons employed by or otherwise performing services for the Partnership or any of its Subsidiaries, other equity compensation agreements, options or warrants. When any such other Units or other Equity Securities are authorized and issued, the Partner Schedule and this Agreement shall be amended by the General Partner to reflect such additional issuances and resulting dilution, which shall be borne pro rata by all Partners based on their Partnership Units.

Section 3.02        Substitute Partners and Additional Partners.

9

(a)               No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Partner hereunder or acquire any rights hereunder, including any class voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement and (ii) such Transferee or recipient shall have executed and delivered to the Partnership such instruments as the General Partner deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Partner and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Partnership as a Partner. A Substitute Partner shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Partner, the books and records of the Partnership shall be changed to reflect such admission of a Substitute Partner or Additional Partner. In the event of any admission of a Substitute Partner or Additional Partner pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Partner Schedule) in connection therewith shall only require execution by the General Partner and such Substitute Partner or Additional Partner, as applicable, to be effective.

(b)               If a Partner shall Transfer all (but not less than all) its Units, the Partner shall thereupon cease to be a Partner of the Partnership.

(c)               When any Units are Transferred in accordance with the terms of this Agreement, the Partnership shall cause such Transfer to be registered on the books of the Partnership.

Section 3.03        Tax and Accounting Information.

(a)               Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the General Partner in accordance with Applicable Law and with accounting methods followed for U.S. federal income tax purposes. In making such decisions, the General Partner may rely upon the advice of the independent accountants of the Partnership.

(b)               Records and Accounting Maintained. The books and records of the Partnership shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time. The Fiscal Year of the Partnership shall be used for financial reporting and for U.S. federal income tax purposes.

(c)               Financial Reports. The books and records of the Partnership shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of RocketCo (or, if such firm declines to perform such audit, by an accounting firm selected by the General Partner).

10

(d)               Tax Returns.

(i)                 The Partnership shall timely prepare or cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Partnership and its Subsidiaries, which may be required by a jurisdiction in which the Partnership and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed; and

(ii)              The Partnership shall furnish to each Partner (a) as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Partnership and its Subsidiaries required for the preparation of tax returns of such Partners (or any beneficial owner(s) of such Partner), including a report (including Schedule K-1), indicating each Partner’s share of the Partnership’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Partner to prepare its federal, state and other tax returns; provided that estimates of such information believed by the General Partner in good faith to be reasonable shall be provided within 90 days of the end of the Fiscal Year, (b) as soon as reasonably possible after the close of the relevant fiscal period, but in no event later than ten days prior to the date an estimated tax payment is due, such information concerning the Partnership as is required to enable such Partner (or any beneficial owner of such Partner) to pay estimated taxes and (c) as soon as reasonably possible after a request by such Partner, such other information concerning the Partnership and its Subsidiaries that is reasonably requested by such Partner for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Partner) or for tax planning purposes.

(e)               Inconsistent Positions.

No Partner shall take a position on its income tax return with respect to any item of Partnership income, gain, deduction, loss or credit that is different from the position taken on the Partnership’s income tax return with respect to such item unless such Partner notifies the Partnership of the different position the Partner desires to take and the Partnership’s regular tax advisors, after consulting with the Partner, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Partnership’s position outweigh the arguments in favor of the Partner’s position.

Section 3.04        Books and Records. The Partnership shall keep full and accurate books of account and other records of the Partnership at its principal place of business. No Partner (other than the General Partner) shall have any right to inspect the books and records of Merger Sub 2, the Partnership or any of its Subsidiaries.

11

ARTICLE IV

[RESERVED]

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
DISTRIBUTIONS; ALLOCATIONS

Section 5.01        Capital Contributions.

(a)               From and after the date hereof, no Partner shall have any obligation to the Partnership, to any other Partner or to any creditor of the Partnership to make any further Capital Contribution.

(b)               Except as expressly provided herein, no Partner, in its capacity as a Partner, shall have the right to receive any cash or any other property of the Partnership.

Section 5.02        Capital Accounts.

(a)               Maintenance of Capital Accounts. The Partnership shall maintain a Capital Account for each Partner on the books of the Partnership in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i)                 To each Partner’s Capital Account there shall be credited: (A) such Partner’s Capital Contributions, (B) such Partner’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Partnership liabilities assumed by such Partner or that are secured by any Property distributed to such Partner.

(ii)              To each Partner’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Partner pursuant to Section 5.04 and (C) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership.

(iii)            In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are

12

assumed by the Partnership or the Partners), the General Partner may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article X upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b)               Succession to Capital Accounts. In the event any Person becomes a Substitute Partner in accordance with the provisions of this Agreement, such Substitute Partner shall succeed to the Capital Account of the former Partner to the extent such Capital Account relates to the Transferred Units.

(c)               Adjustments of Capital Accounts. The Partnership shall revalue the Capital Accounts of the Partners in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Partners.

(d)               No Partner shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Partner shall have no obligation to the Partnership, to any other Partner or to any creditor of the Partnership to restore any negative balance in the Capital Account of such Partner. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Partner’s Capital Account.

(e)               Whenever it is necessary for purposes of this Agreement to determine a Partner’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Partner attributable to the applicable class of Units held of record by such Partner by the number of Units of such class held of record by such Partner.

Section 5.03        Amounts and Priority of Distributions.

(a)               Distributions Generally. Except as otherwise provided in Section 10.02, distributions shall be made to the Partners as set forth in this Section 5.03, at such times and in such amounts as the General Partner, in its sole discretion, shall determine.

13

(b)               Distributions to the Partners. At such times and in such amounts as the General Partner, in its sole discretion, shall determine, distributions shall be made to the Partners in proportion to their respective Percentage Interests.

(c)               Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the General Partner, in its sole discretion, shall determine based on their fair market value as determined by the General Partner in the same proportions as if distributed in accordance with Section 5.03(b), with all Partners participating in proportion to their respective Percentage Interests. If cash and property are to be distributed in kind simultaneously, the Partnership shall distribute such cash and property in kind in the same proportion to each Partner.

Section 5.04        Allocations of Net Income and Net Loss. For each Fiscal Year (or portion thereof), Net Income or Net Loss, as the case may be, and each item of income, gain, loss and deduction entering into the computation thereof, shall be allocated among the Partners in a manner that, in the General Partner’s discretion, as closely as possible gives effect to the economic provisions of this Agreement.

Section 5.05        Other Allocation Rules.

(a)               Interim Allocations Due to Percentage Adjustment. If a Percentage Interest is the subject of a Transfer or the Partners’ interests in the Partnership change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Partners for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with a pro rata allocation unless the General Partner elects to use an interim closing of the books, and the amounts of the items so allocated to each such portion shall be credited or charged to the Partners in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder. As of the date of such Transfer, the Transferee shall succeed to the Capital Account of the Transferor with respect to the transferred Units.

(b)               Tax Allocations: Code Section 704(c). For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for Capital Account purposes under Section 5.04, except that items with respect to where there is a difference between tax basis and book basis shall be allocated in accordance with Section 704(c) of the Code, the Treasury Regulations thereunder and Treasury Regulations Section 1.704-1(b)(4)(i). Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and

14

shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c)               Modification of Allocations. The allocations set forth in Section 5.04 and Section 5.05 are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this Article V, the General Partner shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Partners that bear the economic burden or benefit associated therewith and (iii) to cause the Partners to achieve the objectives underlying this Agreement as reasonably determined by the General Partner

Section 5.06        Tax Withholding; Withholding Advances.

(a)               Tax Withholding.

(i)                 If requested by the General Partner, each Partner shall, if able to do so, deliver to the General Partner: (A) an affidavit in form satisfactory to the Partnership that the applicable Partner (or its partners, as the case may be) is not subject to withholding under the provisions of any Applicable Law; (B) any certificate that the Partnership may reasonably request with respect to any such laws; or (C) any other form or instrument reasonably requested by the Partnership relating to any Partner’s status under such law. In the event that a Partner fails or is unable to deliver to the Partnership an affidavit described in subclause (A) of this clause (i), the Partnership may withhold amounts from such Partner in accordance with Section 5.06(b).

(ii)              After receipt of a written request of any Partner, the Partnership shall provide such information to such Partner and take such other action as may be reasonably necessary to assist such Partner in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Partner hereunder to the extent not adverse to the Partnership or any Partner. In addition, the Partnership shall, at the request of any Partner, make or cause to be made (or cause the Partnership to make) any such filings, applications or elections; provided that any such requesting Partner shall cooperate with the Partnership, with respect to any such filing, application or election to the extent reasonably determined by the Partnership and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Partner or, if there is more than one requesting Partner, by such requesting Partners in accordance with their Relative Percentage Interests.

(b)               Withholding Advances. To the extent the Partnership is required by Applicable Law to withhold or to make tax payments on behalf of or with respect to any Partner (e.g., backup withholding) (“Withholding Advances”), the Partnership may withhold such amounts and make such tax payments as so required.

15

(c)               Repayment of Withholding Advances. All Withholding Advances made on behalf of a Partner, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Partner on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Partner’s Capital Account), or (ii) with the consent of the General Partner and the affected Partner be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. Whenever repayment of a Withholding Advance by a Partner is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Partner shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d)               Withholding Advances - Reimbursement of Liabilities. Each Partner hereby agrees to reimburse the Partnership for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Partner (including penalties imposed with respect thereto).

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01        Partnership Representative.

(a)               The “Partnership Representative” (as such term is defined under Partnership Audit Provisions) of the Partnership shall be selected by the General Partner with the initial Partnership Representative being Merger Sub 2. The Partnership Representative may retain, at the Partnership’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. The Partnership Representative is authorized to take, and shall determine in its sole discretion whether or not the Partnership will take, such actions and execute and file all statements and forms on behalf of the Partnership that are approved by the General Partner and are permitted or required by the applicable provisions of the Partnership Audit Provisions (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax law). Each Partner agrees to cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Partnership’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

(b)               In the event that the Partnership Representative has not caused the Partnership to make a “push-out” election pursuant to Section 6226 of the Partnership Audit Provisions, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Provisions) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Partners of the Partnership for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the

16

Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Partners based upon their Percentage Interests in the Partnership for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Provisions paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Partnership holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Partnership bears the economic burden of such amounts, whether by Applicable Law or contract.

(c)               Each Partner agrees to indemnify and hold harmless the Partnership from and against any liability with respect to such Partner’s share of any tax deficiency paid or payable by the Partnership that is allocable to the Partner as determined in accordance with Section 6.01(b) with respect to an audited or reviewed taxable year for which such Partner was a partner in the Partnership. Any obligation of a Partner pursuant to this Section 6.01(c) shall be implemented through adjustments to distributions otherwise payable to such Partner as determined in accordance with Section 5.03; provided, however, that, at the written request of the Partnership Representative, each Partner or former Partner may be required to contribute to the Partnership such Partner’s Imputed Underpayment Amount imposed on and paid by the Partnership; provided, further, that if a Partner or former Partner individually directly pays, pursuant to the Partnership Audit Provisions, any such Imputed Underpayment Amount, then such payment shall reduce any offset to distribution or required capital contribution of such Partner or former Partner. Any amount withheld from distributions pursuant to this Section 6.01(c) shall be treated as an amount distributed to such Partner or former Partner for all purposes under this Agreement. For the avoidance of doubt, the obligations of a Partner set forth in this Section 6.01(c) shall survive the withdrawal of a Partner from the Partnership or any Transfer of a Partner’s interest.

Section 6.02        Section 754 Election. The Partnership has previously made or will make a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year ended December 31, 2020, and the General Partner shall not take any action to revoke such election.

Section 6.03        Debt Allocation. Indebtedness of the Partnership treated as “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)(3)) shall be allocated among the Partners in the discretion of the General Partner.

ARTICLE VII

MANAGEMENT OF THE PARTNERSHIP

Section 7.01        Management by the General Partner. Except as otherwise specifically set forth in this Agreement, the General Partner shall be deemed to be a “general partner” for purposes of applying the Michigan Act. Except as expressly provided in this Agreement or the Michigan Act, the day-to-day business and affairs of the Partnership shall be managed, operated and controlled by the General Partner in accordance with the terms of this Agreement and no other Partners shall have management authority or rights over the Partnership. The General Partner is,

17

to the extent of its rights and powers set forth in this Agreement, an agent of the Partnership for the purpose of the Partnership’s business, and the actions of the General Partner taken in accordance with such rights and powers, shall bind the Partnership (and no other Partners shall have such right). Except as expressly provided in this Agreement, the General Partner shall have all necessary powers to carry out the purposes, business, and objectives of the Partnership. The General Partner may delegate to Partners, employees, officers or agents of the Partnership in its discretion the authority to sign agreements and other documents on behalf of the Partnership.

Section 7.02        Withdrawal of the General Partner. Merger Sub 2 may withdraw as the General Partner and appoint as its successor at any time upon written notice to the Partnership, (i) any wholly-owned Subsidiary of Merger Sub 2, (ii) any Person of which Merger Sub 2 is a wholly-owned Subsidiary, (iii) any Person into which Merger Sub 2 is merged or consolidated or (iv) any transferee of all or substantially all of the assets of Merger Sub 2, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person other than Merger Sub 2 (or its successor, as applicable) as General Partner shall be effective unless Merger Sub 2 (or its successor, as applicable) and the new General Partner (as applicable) provide all other Partners with contractual rights, directly enforceable by such other Partners against the new General Partner, to cause the new General Partner to comply with all the General Partner’s obligations under this Agreement.

Section 7.03        Decisions by the Partners.

(a)               Other than the General Partner, the Partners shall take no part in the management of the Partnership’s business, shall transact no business for the Partnership and shall have no power to act for or to bind the Partnership; provided, however, that the Partnership may engage any Partner or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Partnership, in which event the duties and liabilities of such individual or firm with respect to the Partnership as an employee, independent contractor or consultant shall be governed by the terms of such engagement with the Partnership.

(b)               Except as expressly provided herein, neither the Partners nor any class of Partners shall have the power or authority to vote, approve or consent to any matter or action taken by the Partnership. Except as otherwise provided herein, any proposed matter or action subject to the vote, approval or consent of the Partners or any class of Partners shall require the approval of (i) a majority in interest of the Partners or such class of Partners, as the case may be (by (x) resolution at a duly convened meeting of the Partners or such class of Partners, as the case may be, or (y) written consent of the Partners or such class of Partners, as the case may be) and (ii) the General Partner. Except as expressly provided herein, all Partners shall vote together as a single class on any matter subject to the vote, approval or consent of the Partners (but not, for the avoidance of doubt, any vote, approval or consent of any class of Partners). In the case of any such approval, a majority in interest of the Partners or any class of Partners, as the case may be, may call a meeting of the Partners or such class of Partners at such time and place or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon. Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Partners or such class of Partners, as the case may be. Unless waived by any such Partner in writing, notice of any such meeting shall be given to each Partner or Partner of such class, as

18

the case may be, at least four (4) days prior thereto. Attendance or participation of a Partner at a meeting shall constitute a waiver of notice of such meeting, except when such Partner attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened. Any action required or permitted to be taken at any meeting of the Partners may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by Partners sufficient to approve such action pursuant to this Section 7.03(b). A copy of any such consent in writing will be provided to the Partners promptly thereafter.

Section 7.04        [Reserved].

Section 7.05        Officers.

(a)               Appointment of Officers. The General Partner may appoint individuals as officers (“Officers”) of the Partnership, which may include such officers as the General Partner determines are necessary and appropriate. No Officer need be a Partner. An individual may be appointed to more than one office.

(b)               Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the General Partner from time to time.

(c)               Removal, Resignation and Filling of Vacancy of Officers. The General Partner may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Partnership, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Partnership or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the General Partner.

ARTICLE VIII

[RESERVED]

ARTICLE IX

LIMITATION ON LIABILITY, EXCULPATION
AND INDEMNIFICATION

Section 9.01        Limitation on Liability. The debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Partnership; provided that the foregoing shall not alter a Partner’s obligation to return funds wrongfully distributed to it.

Section 9.02        Exculpation and Indemnification.

19

(a)               Subject to the duties of the General Partner and Officers set forth in Section 7.04, neither the General Partner nor any other Covered Person described in clause (iii) of the definition thereof shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Partnership or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b)               A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c)               The Partnership shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Partnership’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is as a result of a Covered Person not acting in good faith on behalf of the Partnership or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Partnership or (ii) results from the breach by any Partner (in such capacity) of its contractual obligations under this Agreement. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Partnership’s business or affairs, or this Agreement or any related document, other than by reason of a Covered Person not acting in good faith on behalf of the Partnership or by reason of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Partnership, the Partnership shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Partnership in connection with such action, suit, proceeding or investigation. If for any reason (other than by reason of a Covered Person not acting in good faith on behalf of the Partnership or by reason of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Partnership) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Partnership shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(d)               The obligations of the Partnership under Section 9.02(c) shall be satisfied solely out of and to the extent of the Partnership’s assets, and no Covered Person shall have any personal liability on account thereof.

20

(e)               Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Partnership or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Partnership (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Partnership acknowledges and agrees that the Partnership shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Michigan Act, (ii) this Agreement, (iii) any other agreement between the Partnership or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Partnership or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Partnership or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Partnership shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Partnership or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Partnership or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Partnership and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 9.02(e), entitled to enforce this Section 9.02(e) as though each such Indemnitee-Related Entity were a party to this Agreement. The Partnership shall cause each of the Controlled Entities to perform the terms and obligations of this Section 9.02(e) as though each such Controlled Entity was the “Partnership” under this Agreement. For purposes of this Section 9.02(e), the following terms shall have the following meanings:

21

(i)                 The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Partnership, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Partnership or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Partnership or any Controlled Entity may also have an indemnification or advancement obligation.

(ii)              The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Partnership or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

ARTICLE X

DISSOLUTION AND TERMINATION

Section 10.01       Dissolution.

(a)               The Partnership shall not be dissolved by the admission of Additional Partners or Substitute Partners pursuant to Section 3.02.

(b)               No Partner shall (i) resign from the Partnership prior to the dissolution and winding up of the Partnership except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Partnership or to require apportionment, appraisal or partition of the Partnership or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Partner, to the fullest extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 449.1802 of the Michigan Act.

(c)               The Partnership shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i)                 After the termination of the Partnership pursuant to Section 10.03; or

(ii)              Upon the occurrence of any other event which, under Section 499.1801 of the Michigan Act, would cause the dissolution of the Partnership.

(d)               The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Partner or the occurrence of any other event that terminates the continued

22

membership of a Partner of the Partnership shall not in and of itself cause dissolution of the Partnership.

Section 10.02       Winding Up of the Partnership.

(a)               The General Partner shall promptly notify the other Partners of any Dissolution Event. Upon dissolution, the Partnership’s business shall be liquidated in an orderly manner. The General Partner shall appoint a liquidating trustee to wind up the affairs of the Partnership pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in accordance with the Michigan Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Partners.

(b)               The proceeds of the liquidation of the Partnership shall be distributed in the following order and priority:

(i)                 first, to the creditors (including any Partners or their respective Affiliates that are creditors) of the Partnership in satisfaction of all of the Partnership’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii)              second, to the Partners in the same manner as distributions under Section 5.03(b).

(c)               Distribution of Property. In the event it becomes necessary in connection with the liquidation of the Partnership to make a distribution of Property in-kind, subject to the priority set forth in Section 10.02, the liquidating trustee shall have the right to compel each Partner to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Partner, corresponding as nearly as possible to such Partner’s Percentage Interest), with such distribution being based upon the amount of cash that would be distributed to such Partners if such Property were sold for an amount of cash equal to the fair market value of such Property, as determined by the liquidating trustee in good faith.

Section 10.03       Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or reasonable provision for the payment of all debts and liabilities of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article X, and the articles of organization of the Partnership shall have been cancelled in the manner required by the Michigan Act.

Section 10.04       Survival. Termination, dissolution, liquidation or winding up of the Partnership for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

23

ARTICLE XI

MISCELLANEOUS

Section 11.01       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 11.02       Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the General Partner, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 11.03       Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Partner Schedule hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.04       Binding Effect; Benefit; Assignment.

(a)               The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)               No Partner may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the General Partner.

Section 11.05       Jurisdiction.

(a)               The exclusive venues for all disputes arising out of this Agreement shall be the United States District Court for the Eastern District of Michigan and the Third Judicial Circuit, Wayne County, Michigan (the “Agreed-Upon Venues”), and no other venues. The parties stipulate that the Agreement is an arm’s-length transaction entered into by sophisticated parties, and that the Agreed-Upon Venues are convenient, are not unreasonable, unfair, or unjust, and will not deprive any party of any remedy to which it may be entitled. The parties agree to consent to the dismissal of any action arising out of this Agreement that may be filed in a venue other than one of the Agreed-Upon Venues; the reasonable legal fees and costs of the party seeking dismissal for improper venue will be paid by the party that filed suit in the improper venue. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.03 shall be deemed effective service of process on such party.

24

(b)               EACH OF THE PARTNERSHIP AND THE PARTNERS HEREBY IRREVOCABLY DESIGNATES C T CORPORATION SYSTEM (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT C T CORPORATION SYSTEM, 40600 ANN ARBOR ROAD EAST, SUITE 201, PLYMOUTH, MICHIGAN 48170, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES OF AMERICA.

Section 11.06       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.07       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 11.08       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

25

Section 11.09       Amendment.

(a)               This Agreement can be amended at any time and from time to time by the General Partner; provided, in addition to the approval of the General Partner, no amendment to this Agreement may:

(i)                 adversely affect or modify in any material aspects the rights or duties of any Partner set forth in this Agreement without the prior written consent of such Partner, provided that the foregoing clause shall not apply with respect to any amendments to the Partner Schedule to reflect any changes in the Partners, Units or Percentage Interest of the Partners; or

(ii)              adversely modify in any material respect the Units (or the rights, preferences or privileges of the Units) then held by any Partners in any materially disproportionate manner to those then held by any other Partners without the prior written consent of a majority in interest of such disproportionately affected Partner or Partners.

(b)               For the avoidance of doubt, the General Partner, acting alone, may amend this Agreement, including the Partner Schedule, (x) to reflect the admission of new Partners or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement and (y) to issue additional Partnership Units or any new class of Units (whether or not pari passu with the Partnership Units) in accordance with the terms of this Agreement and to provide that the Partners being issued such new Units be entitled to the rights provided to the Partners with respect to all or a portion of the provisions applicable thereto hereunder and any other rights that do not diminish or eliminate any of the express rights of the Partners described in Section 11.09(a)(i).

(c)               No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 11.10       Confidentiality.

(a)               Each Partner shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Partner Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Partner Party who agrees to keep such Confidential Information confidential in accordance with this Section 11.10, in each case without the express consent, in the case of Confidential Information acquired from the Partnership, of the General Partner or, in the case of Confidential Information acquired from another Partner, such other Partner, unless:

(i)                 such disclosure is required by Applicable Law;

(ii)              such disclosure is reasonably required in connection with any tax audit involving the Partnership or any Partner or its Affiliates;

26

(iii)            such disclosure is reasonably required in connection with any litigation against or involving the Partnership or any Partner; or

(iv)             such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Partner’s Units in the Partnership; provided that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the General Partner so that it may require any proposed Transferee that is not a Partner to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 11.10 (excluding this clause (iv)) prior to the disclosure of such Confidential Information.

(b)               “Confidential Information” means any information related to the activities of the Partnership, the Partners and their respective Affiliates that an Partner may acquire from the Partnership or the Partners, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Partner), (ii) was available to a Partner on a non-confidential basis prior to its disclosure to such Partner by the Partnership, or (iii) becomes available to a Partner on a non-confidential basis from a third party, provided such third party is not known by such Partner, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Partnership. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Partner or any other Partnership matters. Confidential Information may be used by a Partner and its Partner Parties only in connection with Partnership matters and in connection with the maintenance of its interest in the Partnership.

(c)               In the event that any Partner or any Partner Parties of such Partner is required to disclose any of the Confidential Information, such Partner shall use reasonable efforts to provide the Partnership with prompt written notice so that the Partnership may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement, and such Partner shall use reasonable efforts to cooperate with the Partnership in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Partnership waives compliance with the provisions of this Section 11.10, such Partner and its Partner Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d)               Notwithstanding anything in this Agreement to the contrary, each Partner may disclose to any persons the U.S. federal income tax treatment and tax structure of the Partnership. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Partnership and does not include information relating to the identity of the Partnership or any Partner.

Section 11.11       Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to choice of law principles that would require the application of the laws of another state.

[Signature pages follow]

27

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ROCKET GP, LLC

By:	/s/ Brian Brown
	Name:	Brian Brown
	Title:	Treasurer and Secretary

ROCKET LP, LLC

By:	/s/ Brian Brown
	Name:	Brian Brown
	Title:	Treasurer and Secretary

[Signature Page to the Second Amended and Restated Agreement of Limited Partnership of Rocket Limited Partnership]